UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: February 13, 2014
DATE OF EARLIEST EVENT REPORTED: February 12, 2014

001-35922
(Commission file number)

PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
 (Address of principal executive offices)

(855) 733 2685
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 12, 2014, Red Hawk Petroleum, LLC, a Nevada limited liability company and newly formed wholly-owned subsidiary of PEDEVCO Corp. (the “Company”), notified the Seller that the closing of the transaction contemplated by that certain Purchase and Sale Agreement (“Purchase Agreement”), dated January 21, 2014, entered into by and between the Company and Seller, will occur on February 28, 2014, as permitted under the Purchase Agreement, entry into of which was previously disclosed by the Company in a Current Report on Form 8-K filed with the Commission on January 22, 2014.

The closing of the transaction contemplated by the Purchase Agreement is subject to the satisfaction of certain customary closing conditions and due diligence by the Company as described therein. The effective date of the transaction is December 1, 2013 (the “Effective Date”), and the total purchase price is $30 million in cash (subject to adjustment as provided in the Purchase Agreement), of which the Company has paid a $1.5 million deposit.  The transaction is expected to close on February 28, 2014, upon the satisfaction or waiver of the conditions set forth in the Purchase Agreement, unless the Seller and the Company mutually agree in writing to extend the closing date.

The remaining amount of the Purchase Price is expected to be funded from cash on hand and the issuance of long-term debt securities, for which the Company has received three bona fide non-binding term sheets and is proceeding with negotiating and preparing definitive documentation, provided that no assurance can be provided that the transactions contemplated by the term sheets will be finalized.

ITEM 8.01 OTHER EVENTS.

On February 13, 2014, the Company issued a press release disclosing the scheduled closing date of February 28, 2014 for the transactions contemplated under the Purchase Agreement (defined and disclosed in Item 1.01, above).  A copy of the press release is furnished as Exhibit 99.1 hereto.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1*	Press Release dated February 13, 2014

* Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDEVCO CORP.

By:	/s/ Michael L. Peterson
Michael L. Peterson
Executive Vice President and Chief Financial Officer

Date: February 13, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release dated February 13, 2014

* Furnished herewith.